Disclaimer

The information contained in the attached materials (the "Information") has been provided by Credit Suisse Securities (USA) LLC ("CS") and is preliminary and subject to change.   The Information does not include all of the information required to be included in the private placement memorandum relating to the securities.  As such, the Information may not reflect the impact of all structural characteristics of the securities.  The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed circumstances.

Prospective purchasers are recommended to review the final private placement memorandum relating to the securities ("Offering Documents") discussed in this communication.  Offering Documents contain data that is current as of their publication dates and after publication may no longer be complete or current.  A final private placement memorandum may be obtained from CS by calling toll-free 1-800-221-1037.

There shall not be any offer or sale of the securities discussed in this communication in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The analyses, calculations and valuations herein are based on certain assumptions and data provided by third parties that may vary from the actual characteristics of the pool.  Neither CS nor the issuer has verified these analyses, calculations or valuations.  Neither CS nor the issuer has undertaken to update or amend the Information since the date it was issued.   More current information may be available publicly from other sources.

The attached material may not be forwarded or provided by you to any other person.

An investor or potential investor in the securities (and each employee, representative, or other agent of such person or entity) may disclose to any and all persons, without limitation, the tax treatment and tax structure of the transaction (as defined in United States Treasury Regulation Section 1.6011-4) and all related materials of any kind, including opinions or other tax analyses, that are provided to such person or entity. However, such person or entity may not disclose any other information relating to this transaction unless such information is related to such tax treatment and tax structure.

*OLTV should include first mortgage balance on the property at the time of origination

*COLTV should include first mortgage balance and any additional mortgages on the property (whether in this collateral pool or not) at the time of origination

*Front end DTI should include only first mortgage expenses (P and I, Property Taxes and Insurance)

*Back end DTI Should include all mortgage expenses and all other debt

* Each line item's "Deal Percentage" should reflect its respective relative percentage of the deal.

* Cells corresponding to, for instance, the IO row and the IO column, should equal 100%, NOT its respective relative percentage of the deal.

* For example the purchase row and owner occupied column intersection should equal the percentage of purchase loans that are owner occupied.

CSAB 06-2	Loan Characteristics	Loan Number	Balance	Deal Percentage	WAC	WALA	FICO	OLTV	COLTV	Front End DTI	Back End DTI	Full Doc	Owner Occ	Single Family	Purchase	Simul 2nds	IO	Init Cap	Subs Cap	Life Cap
	Aggregate
	Rate 0.001 - 9.500	4618	1,223,353,897.00	100%	7.45	5	703	73.7	82.8	27.5	37.8	11.6	71.4	68.8	56.4	41.6	40.3
	Rate 9.5-10
	RATE 10.001-10.5
	RATE 10.501-11
	RATE 11.001-11.5
	RATE greater than 11.5
	LB <50,000	123	4,951,115	0.40%	8.10	18	699	71.3	76.0	16.3	33.7	27.5	30.5	67.4	48.0	21.2	3.4
	LB 50,001-100K	551	41,761,088	3.40%	7.87	6	700	74.3	81.7	20.4	33.2	19.7	37.8	78.2	57.1	36.5	16.4
	LB 100-200K	1,406	211,291,399	17.30%	7.56	4	705	74.5	84.8	25.0	37.2	18.8	59.8	72.7	61.8	44.9	29.4
	LB 200-300k	1,033	256,198,879	20.90%	7.46	5	703	74.7	85.0	28.0	38.1	14.0	70.2	71.3	57.9	45.8	38.9
	LB 300K-400K	629	218,064,729	17.80%	7.36	4	707	75.6	86.1	29.0	38.9	12.5	77.0	63.6	61.1	47.0	48.2
	LB 400K-500k	429	191,817,977	15.70%	7.41	5	702	74.0	82.5	29.0	38.9	6.4	81.2	66.7	53.3	38.2	43.6
	LB 500-600k	233	128,145,370	10.50%	7.56	5	703	73.2	80.0	30.8	37.5	3.8	72.9	58.8	56.0	32.1	41.5
	LB 600-700k	103	66,004,931	5.40%	7.41	5	702	72.2	80.0	27.9	39.1	4.8	79.7	69.0	57.8	38.7	51.0
	LB 700-800k	44	33,023,997	2.70%	7.52	5	695	72.4	80.7	23.9	37.6	2.3	70.8	66.4	52.8	40.6	47.6
	LB 800-900k	21	17,861,919	1.50%	7.31	8	702	70.9	79.7	29.7	35.0	4.5	70.8	71.3	52.1	46.7	65.9
	LB 900-1MM	24	23,408,164	1.90%	7.14	5	689	64.2	71.5	29.4	39.6	8.3	79.2	79.0	29.2	33.3	36.5
	LB > 1MM	22	30,824,329	2.50%	6.80	7	704	61.0	64.9	21.8	29.8	17.0	84.8	91.6	19.8	29.2	42.9
	FICO not available	17	4,671,474	0.40%	8.19	6	0	76.0	80.6	35.4	38.5	24.2	34.5	51.9	100.0	2.8	0.0
	FICO <500
	FICO 501-525
	FICO 526-550
	FICO 551-575
	FICO 576-600
	FICO 601-625	76	20,916,106	1.70%	7.80	4	623	71.9	79.0	30.8	39.8	8.9	78.6	72.9	42.2	31.3	22.9
	FICO 626-650	483	127,464,629	10.40%	7.79	4	640	72.2	80.0	27.7	38.1	13.3	75.7	76.0	39.9	36.9	25.2
	FICO 651-700	1,859	498,345,194	40.70%	7.63	5	676	75.5	85.0	28.4	38.5	8.5	71.3	67.9	56.3	44.4	42.1
	>700	2,183	571,956,495	46.80%	7.20	5	743	72.7	81.8	26.6	36.8	13.9	70.7	67.8	60.4	41.0	43.1
	LTV 80	4,368	1,176,614,644	96.20%	7.44	5	703	73.1	82.5	27.6	37.7	11.4	71.5	68.5	55.7	43.2	41.2
	LTV 80-85	30	5,543,111	0.50%	7.43	6	693	84.3	85.1	21.8	35.2	13.5	74.1	79.2	30.5	7.7	29.0
	LTV 85.01-90	131	24,536,620	2.00%	7.81	5	704	89.8	89.9	22.7	38.3	12.7	60.6	73.8	77.9	1.3	20.2
	LTV 90.01-95	75	15,082,770	1.20%	7.87	5	704	94.8	94.8	25.0	40.6	12.0	83.6	78.4	80.5	0.0	15.7
	LTV 95.01-100	14	1,576,752	0.10%	7.38	6	689	99.2	99.2	39.1	50.5	100.0	100.0	34.1	100.0	0.0	0.0
	LTV >100
	2nd Home	187	47,764,420	3.90%	7.63	5	703	73.5	80.5	15.5	35.2	14.0	0.0	70.8	63.9	31.1	37.3
	Invest Property	1,470	301,540,445	24.60%	8.02	5	706	74.2	81.1	16.5	34.5	7.7	0.0	45.5	61.4	38.2	34.3
	2nd lien
	Simultaneous 2nds	1,936	509,339,047	41.60%	7.64	5	702	77.4	94.3	28.6	39.1	12.4	74.5	66.0	75.1	100.0	51.2
	Stated Doc	491	121,835,893	10.00%	7.82	5	693	73.9	84.0	27.1	38.4	0.0	62.3	66.8	61.4	50.6	37.9
	Limited	2,652	734,726,148	60.10%	7.48	5	699	75.2	85.8	27.1	37.3	0.0	70.7	66.9	57.7	47.2	45.6
	No Doc	791	225,149,588	18.40%	7.49	5	716	68.2	71.6	21.4	35.9	0.0	74.3	69.7	51.0	16.8	25.6
	Purchase	2,681	690,229,389	56.40%	7.68	4	707	78.0	90.7	27.5	38.6	11.1	68.8	62.6	100.0	55.4	45.5
	Cash Out Refi	1,454	404,682,441	33.10%	7.19	5	697	67.7	71.0	27.5	36.0	11.6	73.3	76.0	0.0	18.7	33.2
	Rate Term Refi	483	128,442,068	10.50%	7.09	6	701	70.2	77.9	27.5	38.2	14.0	80.0	79.0	0.0	40.0	35.2
	2-4 Family	854	267,823,727	21.90%	7.85	5	703	74.9	84.5	28.0	37.6	6.5	51.3	0.0	64.6	45.7	34.4
	Condo	502	111,609,685	9.10%	7.68	5	707	76.2	86.2	25.0	37.6	11.3	57.1	0.0	75.7	45.3	49.9
	Fixed	4,618	1,223,353,897	100.00%	7.45	5	703	73.7	82.8	27.5	37.8	11.6	71.4	68.8	56.4	41.6	40.3
	Arm
	Back DTI 45-50	450	119,878,345	9.80%	7.48	4	696	76.5	88.0	34.7	47.4	25.4	77.7	66.5	60.1	52.2	40.4
	Back DTI 50-55	62	16,519,864	1.40%	7.50	5	690	75.7	85.0	31.6	52.3	20.8	70.6	72.6	64.6	48.6	28.5
	Back DTI > 55	23	3,271,565	0.30%	7.56	6	687	88.2	92.1	39.4	59.0	63.8	59.1	52.7	83.8	15.2	9.8
	IO	1,591	493,464,957	40.30%	7.44	5	707	75.3	87.3	28.2	38.3	11.0	75.4	69.8	63.6	52.9	100.0
	Cali	765	296,174,046	24.20%	6.96	5	710	69.7	78.0	29.7	38.0	8.4	82.5	77.2	44.6	34.8	60.4
	N Cali	200	73,315,328	24.80%	6.82	5	720	66.1	72.0	29.2	37.4	13.7	77.4	85.3	38.1	30.8	51.6
	S Cali	565	222,858,718	75.20%	7.00	5	706	70.9	80.0	29.8	38.2	6.7	84.2	74.5	46.7	36.1	63.3
	NY	410	159,818,725	13.10%	7.61	4	700	72.5	80.6	30.6	38.4	6.6	68.0	40.9	62.4	39.9	30.4
	FL	622	150,179,616	12.30%	7.77	5	696	74.5	82.7	24.0	36.3	12.2	58.7	70.4	63.0	35.0	38.7
	Georgia	114	18,629,988	1.50%	7.74	4	702	78.4	90.8	21.1	39.3	21.3	58.6	84.6	71.9	48.7	36.5
	Ohio	57	7,795,387	0.60%	7.49	4	683	77.8	90.1	26.4	41.3	19.0	74.8	85.6	63.2	69.1	22.1
	Maryland	120	30,632,082	2.50%	7.69	5	690	76.2	86.4	25.6	38.9	11.7	74.1	88.1	47.0	51.9	50.9
	40 yr Loans
	Purchase Loans w/Simul 2nds	1,513	382,491,114	100.00%	7.74	5	704	78.9	96.4	28.6	39.1	11.6	71.4	61.0	100.0	100.0	54.6
	Stated Doc Purchase Loans w/Simul 2nds	202	49,951,945	21.20%	8.20	5	698	78.2	95.0	22.4	39.2	0.0	54.1	56.2	100.0	100.0	45.6
	IO Purchase Loans w/Simul 2nds	713	208,847,950	100.00%	7.67	5	707	78.9	97.0	29.4	39.3	10.7	74.7	60.4	100.0	100.0	100.0
	Stated Doc IO Purchase Loans w/Simul 2nds	78	22,780,834	100.00%	8.11	5	706	78.1	95.9	21.6	39.2	0.0	60.0	56.3	100.0	100.0	100.0
	FICO Std Dev	62
	LTV Std Dev	12